Exhibit 99.1

July 17, 2023

Cable Car Capital LLC

601 California Street, Suite 1151

San Francisco, CA 94108

Attention: Jacob Ma-Weaver, Managing Member

Anson Advisors, Inc.

155 University Avenue, Suite 207

Toronto, ON, Canada, M5H 3B7

Attention: Moez Kassam, Director

Dear Messrs. Ma-Weaver and Kassam:

I am in receipt of your letter dated July 17, 2023 (“Record Date Request Letter”). The Record Date Request Letter states that the Requesting Stockholders (as defined in the Record Date Request Letter) intend to commence a consent solicitation to: (i) remove all members of the Board without cause (“Removal Proposal”) and (ii) repeal any amendments to the Bylaws (as defined in the Record Date Request Letter) enacted since February 23, 2023 (“Bylaw Proposal”).

The Removal Proposal is invalid under Delaware law, and therefore the approval thereof is not a proper matter for stockholder action either at a stockholder meeting or by written consent. See 8 Del. C. § 228( a) (permitting stockholders to take, by consent in lieu of a meeting, “any action which may be taken at any ... meeting of stockholders”) (emphasis added). Under Article TENTH of the Amended and Restated Certificate of Incorporation of the Company (“Charter”), the Company has a classified board. As a result, “unless the certificate of incorporation otherwise provides,” directors may only be removed ‘‘for cause.” 8 Del. C. § 141(k) (emphasis added). The Charter does not so otherwise provide. Moreover, given the statutory text, this rule is “not subject to modification by bylaw.” Jones Apparel Group, Inc. v. Maxwell Shoe Co., Inc., 883 A.2d 837, 848 (Del. Ch. 2004). Therefore, the Removal Proposal is invalid, notwithstanding any bylaw provision or disclosure to the contrary. See also 8 Del. C. § 109(b) (“The bylaws may contain any provision, not inconsistent with law or with the certificate of incorporation, relating to the business of the corporation, the conduct of its affairs, and its rights or powers or the rights or powers of its stockholders, directors, officers or employees.”) (emphasis added).

With respect to the Bylaw Proposal, the Bylaws have not been amended since February 23, 2023, and the Board has no current intent to amend the Bylaws. In addition, we note that, in your consent solicitation statement, you state that you are asking stockholders to consent to the adoption of the Bylaw Proposal “to ensure that the incumbent Board does not limit the effect” of the removal of directors. As stated above, however, the Removal Proposal is invalid.

11455EI Camino Real, Suite 250, San Diego, CA 92130

For these reasons, and after consultation with the Board, I inform you that the Board does not intend to set a record date as requested in the Record Date Request Letter. If you nonetheless persist in pursuing this invalid proposal, the Bylaws provide default record dates for action by written consent. However, we urge you not to so pursue your solicitation for these clearly invalid and unnecessary proposals that, if pursued, will result in the unnecessary expenditure of corporate time and resources, and we reserve all rights to contest the validity of any such solicitation or the actions purportedly taken in connection therewith.

Sincerely,

/s/ Brian G. Drazba
Brian G. Drazba
Secretary and Chief Financial Officer

CC (via email):

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Andrew Freedman (afreedman@olshanlaw.com)

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention: Steven A. Navarro (steven.navarro@morganlewis.com) and Robert W. Dickey (robert.dickey@morganlewis.com)

Morris, Nichols, Arsht & Tunnell LLP

1201 N. Market Street

P.O. Box 1347

Wilmington, DE 19899-1347

Attention: S. Mark Hurd (shurd@morrisnichols.com) & Eric Klinger-Wilensky (ekwilensky@morrisnichols.com)

11455El Camino Real, Suite 250, San Diego, CA 92130